December 14, 2011

Media Contact:  Ann Seiden, (602) 395-4045
Shareholder Contact:  Ken Kenny, Las Vegas, NV (702) 876-7237
FOR IMMEDIATE RELEASE

SOUTHWEST GAS RATE CASE SETTLEMENT APPROVED
ACC decision sets new rates, adopts revenue decoupling

Phoenix, AZ. — Yesterday, the Arizona Corporation Commission voted to approve the settlement agreement in the Southwest Gas General Rate Case filed in November 2010. The agreement was negotiated and broadly supported by settling parties, which included representatives of the low-income and energy efficiency communities, as well as Arizona Corporation Commission (ACC) staff.

“We are very pleased with the ACC decision in this case. We believe the outcome is in the public interest and carefully balances the needs of our customers and community partners,” said Jeff Shaw, Chief Executive Office.

The approved settlement agreement modernizes Southwest Gas’ rate structure through a “decoupling” mechanism that allows the company to further pursue energy efficiency savings opportunities for customers.

“Through decoupling, our company’s interests are now better aligned with our customers’ in terms of energy efficiency,” said John Hester, Senior Vice President of Regulatory Affairs and Energy Resources. “We are pleased to be able to help our customers achieve long-term energy and financial savings while producing positive environmental impacts.”

The approved settlement authorizes a rate increase of $52.6 million, which will equate to an average residential customer bill increase of approximately $3.33/month and $0.59/month on the average low-income customer bill.

Also notable is a requirement for the company to identify certain opportunities for cost savings that total $2.5 million annually. Southwest Gas is also prohibited from filing a general rate case that would result in changes to customer rates prior to 2017.

More information:
What is decoupling?
http://www.swgas.com/tariffs/aztariff/decoupling/
Decoupling: myths & facts
http://www.swgas.com/tariffs/aztariff/decoupling/myths.php

Southwest Gas provides natural gas service to 1.8 million customers in Arizona, Nevada, and California.

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